UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2025

Outdoor Holding Company

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 21, 2025 (the “Signing Date”), Outdoor Holding Company (formerly known as AMMO, Inc.) (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”), by and among the Company, Speedlight Group I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Speedlight”), Steven F. Urvan (“Urvan”), and the following persons, each of whom serves or previously served on the Company’s board of directors (the “Board”): Richard R. Childress, Jared Smith, Fred W. Wagenhals and Russell Williams Wallace, Jr. (collectively, the “Legacy Directors”). Pursuant to the Settlement Agreement, the Company, Speedlight, Urvan and the Legacy Directors agreed to, among other things, file with the Delaware Court of Chancery, within five business days of the Effective Date (as defined below), a Stipulation of Voluntary Dismissal With Prejudice dismissing, with prejudice, all claims and counterclaims asserted in the Litigation (as defined below).

As previously disclosed, on April 28, 2023, Urvan, a member of the Board and the Company’s largest stockholder, filed a lawsuit against the Company and certain of its directors, former directors, employees, former employees, and consultants, related to the Company’s acquisition of GunBroker.com and certain affiliated companies.

In May 2023, the Board established a special committee to address the litigation initiated by Urvan, as well as the separate lawsuit subsequently filed by the Company against Mr. Urvan (the lawsuit filed by Urvan together with the lawsuit filed by the Company, the “Litigation”).

Settlement Agreement

The following is a summary of the material terms of the Settlement Agreement, as well as certain actions taken by the Board and its committees in connection with the parties’ entry into the Settlement Agreement.

Delayed Effectiveness of the Settlement Agreement

Pursuant to the terms of the Settlement Agreement, the Settlement Agreement will become effective at 5:00 p.m. Eastern Time on May 30, 2025 (the “Effective Date”), provided that, as of such time, there is no Nasdaq Objection (as defined below) that has not been withdrawn by the Nasdaq Stock Market LLC (“Nasdaq”) or resolved between the Company and Nasdaq. If, as of 5:00 p.m. Eastern Time on May 30, 2025, there is any outstanding Nasdaq Objection, the term “Effective Date” will mean the earlier of (i) the date on which such Nasdaq Objection is withdrawn by Nasdaq and (ii) the date on which the Company determines that the Nasdaq Objection has otherwise been resolved between the Company and Nasdaq. For purposes of the Settlement Agreement, the term “Nasdaq Objection” means any written or oral notice to the Company from Nasdaq that Nasdaq has objected to the transactions contemplated by the Settlement Agreement.

Issuance of Warrant

As partial consideration for the settlement, the Company agreed to issue to Urvan, or an affiliated designee of Urvan, a warrant (the “Warrant”) to purchase 7.0 million shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Warrant will have a five-year term from the date of the Effective Date and an exercise price of $1.81 per share. Pursuant to the terms of the Warrant, the Warrant is exercisable at the holder’s discretion, in whole or in part, on or after the six-month anniversary of the Effective Date, provided that the Warrant automatically vests and becomes exercisable in certain circumstances, such as bankruptcy, liquidation, termination of the business or other similar events, as well as upon consummation of any Extraordinary Transaction (as defined in the Warrant).

The Warrant is exercisable for cash or on a cashless basis. The number of Warrant Shares issuable upon exercise of the Warrant is subject to customary anti-dilution adjustments. In addition, if at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants or securities or other property pro rata to all (or substantially all) of the record holders of any class of shares of Common Stock (“Purchase Rights”), the holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder would have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant on the record date applicable to the grant, issuance or sale of such Purchase Rights.

Pursuant to the terms of the Warrant, the Warrant Shares may not, subject to certain exceptions, be sold, assigned, transferred or otherwise distributed without prior approval from a majority of the disinterested and independent members of the Board, provided that on each of the first three anniversaries of the Effective Date, the holder may transfer 25% of the total issuable shares under the Warrant.

Pursuant to the terms of the Settlement Agreement, Urvan may request in writing that the Company file a registration statement to permit the resale from time to time by Urvan of the Warrant Shares.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, a form of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Issuance of Unsecured Promissory Notes

In addition to the Warrant, as partial consideration for the settlement, the Company agreed to issue to Urvan, or his affiliated designee, an unsecured promissory note in a principal amount of $12.0 million (“Note 1”). Note 1 will bear interest at 6.50% per annum (subject to a 2.00% increase during an event of default), which interest is payable to the holder annually on the anniversary of the Effective Date, beginning on the first anniversary of the Effective Date (each interest payment due date, an “Interest Payment Date”). The unpaid principal balance of Note 1 and all accrued and unpaid interest thereon is due on the 12th anniversary of the Effective Date (the “Note 1 Maturity Date”).

Pursuant to the terms of Note 1, the Company is required to make annual prepayments such that $1,000,000 (inclusive of accrued and unpaid interest then due and payable) is paid to the holder on each Interest Payment Date. The Company has the right to prepay, prior to the Note 1 Maturity Date, all or any part of the principal or interest of Note 1 without penalty. In addition, the holder may not request early repayment of Note 1 for a period of two years from the Effective Date. Any optional prepayment by the Company must be approved by a majority vote of the independent and disinterested members of the Board as then constituted.

Pursuant to the Settlement Agreement, the Company also agreed to issue to Urvan, or his affiliated designee, an unsecured promissory note in a principal amount of $39.0 million (“Note 2” and together with Note 1, the “Notes”). Note 2 will bear interest at a rate per annum equal to the applicable federal rate for long-term loans in effect on the Effective Date (subject to a 2.00% increase during an event of default), which is payable to the holder annually on the Interest Payment Date. The unpaid principal balance of Note 2 and all accrued and unpaid interest thereon is due on the 10th anniversary of the Effective Date (the “Note 2 Maturity Date”).

Pursuant to the terms of Note 2, the Company is required to make annual prepayments of the outstanding principal amount on Note 2 equal to $1.95 million on each Interest Payment Date. The Company has the right to prepay, prior to the Note 2 Maturity Date, all or any part of the principal or interest of Note 2 without penalty. In addition, the holder may not request early repayment of Note 2 for a period of two years from the Effective Date. The Company also has the option, at any time prior to the first anniversary of the Effective Date (unless extended by mutual consent of the holder and the Company), to prepay all, but not less than all, of the then-outstanding principal amount of Note 2 and accrued and unpaid interest thereon in exchange for the issuance of a warrant (the “Additional Warrant”) to purchase 13.0 million shares of Common Stock (the “Additional Warrant Shares”), provided that the Company must first obtain stockholder approval of the issuance of the Additional Warrant and the Additional Warrant Shares pursuant to Nasdaq Listing Rule 5635. Upon issuance of the Additional Warrant, all remaining obligations under Note 2 would be deemed satisfied with the same force and effect as a prepayment of all principal and accrued and unpaid interest under Note 2. Any optional prepayment by the Company, whether in cash or by issuance of the Additional Warrant, must be approved by a majority vote of the independent and disinterested members of the Board as then constituted.

The Additional Warrant, if issued, would have a five-year term and an exercise price of $1.00 per share. Pursuant to the terms of the Additional Warrant, the Additional Warrant would be exercisable at the holder’s discretion, in whole or in part, on or after the first anniversary of the issuance date. Except with respect to the exercise price and the vesting date, the terms of the Additional Warrant and the Warrant are substantially similar.

The Notes also include events of default customary for arrangements of this type, including, among other things, non-payment, bankruptcy and insolvency. The occurrence and continuance of an event of default could result in the acceleration of the obligations under the Notes.

The foregoing description of the Notes and the Additional Warrant does not purport to be complete and is qualified in its entirety by reference to the complete text of the Additional Warrant, Note 1 and Note 2, as applicable, forms of which are filed as Exhibits 10.3, 10.4 and 10.5, respectively, hereto and are incorporated by reference herein.

Resignation of Chief Executive Officer and Director

On the Signing Date and pursuant to the Settlement Agreement, Jared Smith delivered notice to the Board of his resignation as a member of the Board and from his position as the Chief Executive Officer of the Company and as an officer or member of each of the Company’s direct or indirect subsidiaries, effective as of the Effective Date. Mr. Smith’s resignation is not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Effective as of the Effective Date, Mr. Smith’s amended and restated employment agreement (the “Smith Employment Agreement”) will terminate, except that certain surviving customary confidentiality provisions and non-disparagement covenants will remain in full force and effect.

On the Signing Date, the Company and Mr. Smith entered into the Separation Agreement (as defined below), which is described under Item 5.02 of this Current Report on Form 8-K (this “Current Report”).

Appointment of New Chief Executive Officer and Chairman

Pursuant to the Settlement Agreement, the Board agreed to take any action necessary to appoint Urvan as the Chief Executive Officer of the Company and as the Chairman of the Board, with such appointment to be effective as of the Effective Date. Additional information regarding Urvan’s appointment is included under Item 5.02 of this Current Report.

Other Provisions of the Settlement Agreement

Pursuant to the Settlement Agreement, for a period of three years from the Effective Date (the “Standstill Period”), each of the Legacy Directors agreed to appear at all annual and special meetings of stockholders and to vote their shares beneficially owned as of the Effective Date in accordance with the Board’s recommendations with respect to director elections and other proposals submitted by the Company or by a stockholder. In addition, during the Standstill Period, the Legacy Directors agreed to certain standstill provisions relating to proxy solicitations for, among other things, director nominations and extraordinary transactions.

The Settlement Agreement also includes a release of claims (i) by the Company against Urvan, (ii) by Urvan against the Company, (iii) by Urvan against the Legacy Directors and (iv) by the Legacy Directors against Urvan. The Settlement Agreement contains customary representations, warranties and obligations of the parties, including, among others, certain non-disparagement and confidentiality covenants.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Amendment to 2022 Urvan Settlement Agreement

As previously disclosed, on November 3, 2022, the Company, Urvan and Susan Lokey entered into a settlement agreement (as amended on November 22, 2022, the “2022 Urvan Settlement Agreement”), pursuant to which (i) the Urvan Group (as defined in the 2022 Urvan Settlement Agreement) agreed to withdraw its notice of stockholder nomination of its seven director candidates and its demand to inspect books and records, pursuant to Section 220 of the General Corporation Law of the State of Delaware, and (ii) the Company agreed to increase the size of the Board of Directors from seven to nine directors and appoint Christos Tsentas and Wayne Walker (Mr. Tsentas and Mr. Walker, collectively with Mr. Urvan, the “Urvan Group Directors”) to the Board to serve as directors with terms expiring at the 2022 annual meeting of stockholders. Pursuant to the 2022 Urvan Settlement Agreement, the Company included the Urvan Group Directors in its director candidates slate for the 2022 annual meeting of stockholders and in subsequent annual meetings of stockholders of the Company occurring prior to the termination date set forth in the 2022 Urvan Settlement Agreement.

Pursuant to the terms of the Settlement Agreement, the Company, Urvan and Ms. Lokey entered into an amendment to the 2022 Urvan Settlement Agreement (“Amendment No. 2”), which Amendment No. 2 will be effective as of the Effective Date, which, among other things, amends the voting commitment and standstill provisions of the 2022 Urvan Settlement Agreement.

Amendment No. 2, among other things, (i) provides that, until May 21, 2028, the Urvan Group will vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power at any stockholder meeting of the Company in accordance with the Board’s recommendations as set forth in the applicable definitive proxy statement, provided that the Urvan Group may vote any shares in excess of 17,312,857 shares at its sole discretion, and provided further that, ninety (90) days after Mr. Urvan ceases to be Chief Executive Officer of the Company and Chairman of the Company’s Board for any reason, the Urvan Group may vote, in its sole discretion, all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power with respect to any extraordinary transaction (as defined in the 2022 Urvan Settlement Agreement); (ii) revises the term of the standstill period to align with the Standstill Period for the Legacy Directors; (iii) eliminates the 18.5% Ownership Cap limitation (as defined in the 2022 Urvan Settlement Agreement); (iv) provides that the Urvan Group may demand an inspection of the Company’s books and records if such demand relates to matters that post-date the Signing Date; and (v) clarifies that the Urvan Group may provide information, file a charge or complaint, communicate in any way, or otherwise participate in any investigation or proceeding that may be conducted by any government agency.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, a form of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report regarding the Notes is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report regarding the Warrant, the Additional Warrant, the Warrant Shares and the Additional Warrant Shares is incorporated by reference into this Item 3.02. The issuance of the Warrants was, and issuance of the Additional Warrant, the Warrant Shares and the Additional Warrant Shares, if any, will be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 regarding the resignation of Mr. Smith and the appointment of Urvan is incorporated by reference into this Item 5.02.

Entry into Separation Agreement

On the Signing Date, in connection with Mr. Smith’s resignation, the Company and Mr. Smith entered into an Executive Separation Agreement (the “Separation Agreement”), to be effective as of the Effective Date, pursuant to which Mr. Smith will be, subject to his release of certain claims in favor of the Company (the “ADEA Release”), entitled to receive certain separation benefits, including: (i) payment of all compensation and benefits to which Mr. Smith is legally entitled under the Smith Employment Agreement through the Effective Date; (ii) a lump sum cash separation payment (the “Cash Severance Payment”) equal to $625,000 (an amount equal to 15 months of Mr. Smith’s annual base salary), which Cash Severance Payment will be paid on the Company’s first payroll date that occurs within a 15-day period following the Company’s receipt of the ADEA Release; (iii) reimbursement for all reimbursable expenses due to Mr. Smith under the Smith Employment Agreement as of the Effective Date; and (iv) a lump sum payment equal to the value of Mr. Smith’s accrued and unused vacation and paid time off balance as of the Separation Date. The Company also agreed to pay premiums for extended health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of 12 months for Mr. Smith and his family, or until Mr. Smith’s coverage otherwise terminates in accordance with COBRA or on account of Mr. Smith’s eligibility to receive coverage under a subsequent employer’s program.

Pursuant to the Separation Agreement, Mr. Smith will be permitted to retain 100% of his nonqualified stock options and shares of Common Stock, including any remaining unvested shares and options, which will immediately become vested and exercisable as of the Effective Date, subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and any applicable award documentation with respect to such options, which terms and conditions include exercisability of the options for up to ten years after the original issuance date.

As consideration for the separation benefits provided in the Separation Agreement, Mr. Smith agreed to, among other things, a general release of claims in favor of the Company and to comply with customary confidentiality and non-disparagement covenants following his resignation.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.7 hereto and is incorporated by reference herein.

New Chief Executive Officer Biographical Information and Arrangements

The Settlement Agreement provides that the Board will direct its Compensation Committee to develop a compensation plan for Urvan that contemplates a base salary of $1.00 for the first year of his employment as Chief Executive Officer, plus such other bonus or equity grants as the Compensation Committee of the Board may consider appropriate.

Urvan, age 59, has been a director of the Company since April 2021. Mr. Urvan was employed by the Company from April 2021 through January 5, 2023 as the Chief Strategy Officer of GunBroker.com. Urvan is the Founder and has been the CEO of BitRail, a compliant payments infrastructure company, since February 2018. Urvan founded GunBroker.com in 1999 and served as its Chief Executive Officer until the Company acquired it in April 2021. Urvan has spent over 20 years as an entrepreneur, advisor, and investor with a passion for building and growing companies across various industries, but always with a focus of technology as a core or enabler. Urvan remains active in other companies that he founded, including Outdoors.com Digital Media, an outdoor lifestyle website, App Cohesion, an e-commerce technology platform, and Gemini Southern, a merchant bank.

On April 30, 2021 and in connection with the Company’s merger with Gemini, the Company entered into an Investor Rights Agreement with Urvan, pursuant to which the Company agreed to nominate Urvan to serve on the Board for a minimum of three years following the closing of the merger on May 3, 2021.

There is no family relationship between Urvan and any director or executive officer of the Company. In addition to the Settlement Agreement, the Notes, the Warrant and the Additional Warrant, information regarding Urvan required by Item 404(a) of Regulation S-K was previously disclosed in the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the year ended March 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2025, and such information is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On May 28, 2025, the Company issued a press release disclosing the Settlement Agreement and related matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

As previously disclosed, on November 20, 2024 and February 19, 2025, the Company received deficiency notification letters from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”) as a result of the Company’s failure to timely file its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024 and December 31, 2024, respectively. On May 20, 2025, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024 and December 31, 2024. As a result, on May 21, 2025, the Company received a notification letter from the Staff indicating that the Company had regained compliance with Rule 5250(c)(1).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Settlement Agreement, dated May 21, 2025, by and among Outdoor Holding Company, Speedlight Group I, LLC, Richard R. Childress, Jared Smith, Steven F. Urvan, Fred W. Wagenhals, Russell Williams Wallace, Jr. and the Board’s Delaware Litigation Settlement Committee.
10.2	Form of Warrant
10.3	Form of Additional Warrant
10.4	Form of Note 1
10.5	Form of Note 2
10.6	Amendment No. 2 to Settlement Agreement, dated May 21, 2025, by and between Outdoor Holding Company, Steven F. Urvan and Susan T. Lokey.
10.7	Executive Separation Agreement, dated May 21, 2025, by and between Outdoor Holding Company and Jared Smith.
99.1	Press Release, dated May 28, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR HOLDING COMPANY

Dated: May 28, 2025	By:	/s/ Paul J. Kasowski
Paul J. Kasowski
Chief Financial Officer